Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-214361

ETFS Precious Metals Basket Trust

(the “Trust”)

Supplement dated September 25, 2018 to the Prospectus dated November 16, 2016

This Supplement dated September 25, 2018 amends and supplements the prospectus for the Trust dated November 16, 2016, as supplemented to date (the “Prospectus”), and should be read in conjunction with, and must be delivered with, the Prospectus.

Effective October 1, 2018, the name of the Trust and the shares issuable by the Trust (the “Shares”) are changing as follows:

Current Name	New Name
ETFS Precious Metals Basket Trust	Aberdeen Standard Precious Metals Basket ETF Trust
ETFS Physical PM Basket Shares	Aberdeen Standard Physical Precious Metals Basket Shares ETF

Accordingly, effective October 1, 2018, all references in the Prospectus to the current name of the Trust and its Shares are replaced with the new names of the Trust and its Shares as set forth in the table above. The ticker symbol for the Shares will remain the same. In connection with the name change, the Trust’s CUSIP number has changed. The Trust’s new CUSIP number is 003263100. All references to the former CUSIP number in the Prospectus are amended to read “003263100.”

Effective October 1, 2018, the name of the Trust’s Sponsor is changing from “ETF Securities USA LLC” to “Aberdeen Standard Investments ETFs Sponsor LLC” and all references thereto are changing accordingly.

Effective on or about October 1, 2018, www.etfsus.com is changing to www.aberdeenstandardetfs.us and all references in the Prospectus and Trust’s website are changing accordingly.

The Prospectus remains unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus.